Dolby	Dolby Laboratories Licensing Corporation

L6IMP/SYS.01
DOLBY LABORATORIES LICENSING CORPORATION

IMPLEMENTATION AND SYSTEM LICENSE AGREEMENT

This Implementation and System License Agreement is entered into by and between the following parties:

Dolby Laboratories Licensing Corporation	and	Scopus Network Technologies
a New York Corporation		(“License”)
(“Licensor”)		of 10 Ha’amal St., Park Afek
of 100 Potrero Avenue		Rosh Ha’ayin 48092
San Francisco, CA 94103-4813		Israel
United States of America		telephone: 972-3-900-7885
telephone: (415) 558-0200
facsimile: (415) 863-1373

EFFECTIVE DATE:	22 February 2005

EXPIRATION DATE:	30 June 2009

TERRITORY:	Manufacturing: Worldwide Sales: Worldwide

LICENSED PRODUCT:	Professional Hardware — See Appendix F: Schedule of Licensed Products

LICENSED TECHNOLOGY:	Dolby Digital Professional Encoder

INITIAL FEE:	0$ (Zero USD) fee paid per previous agents

AGREEMENT NO:	11203

Licensor's bank and account number for wire transfer of payments:
Bank:	Wells Fargo Bank
Address:	464 California Street, San Francisco, CA 94104 U.S.A.
Account Name:	Dolby Laboratories Licensing Corporation
Account Number:	4001-191451
ABA Routing Number:	121000248

By signing below, Licensor and Licensee agree to all the terms of this Agreement including the accompanying Terms and Conditions and all associated Appendices, which are incorporated in full by this reference and are attached to this signature page and consisting of 32 pages. This Agreement is deemed to be executed in San Francisco, California, regardless of the location of the respective parties.

ON BEHALF OF LICENSOR		ON BEHALF OF LICENSEE

Signature:	/s/ Gretchen K. Likander	Signature:	/s/ Itzik Ben Bassat
Name:	Gretchen K. Likander	Name:	Itzik Ben Bassat
Title:	Authorized representative Manager, Intellectual Property Licensing	Title:	Vice President R&D
Place:	San Francisco, California USA	Place:	Tel Aviv, Israel
Date:	22 February 2005	Date:	15/2/05

LICENSEE MAY ONLY RECEIVE ITEMS CONTAINING DOLBY INTELLECTUAL PROPERTY IF LICENSEE IS LISTED ON LICENSOR’S CURRENT LIST OF QUALIFIED RECIPIENTS FOR THE LICENSED TECHNOLOGY AT THE TIME OF SUPPLY.

100 Potrero Avenue, San Francisco, CA 94103-4813 Telephone 415-558-0200 Fax 415-863-1373
Dolby and the double-D symbol are registered trademarks of Dolby Laboratories.

DOLBY LABORATORIES PROFESSIONAL PRODUCT LICENSE AGREEMENT

TERMS AND CONDITIONS

TABLE OF CONTENTS

INTRODUCTION	4

MAIN DEFINITIONS	4

ADVANCEMENTS	4
APPROVED SUSCONTRACTOR	4
CHANGE OF CONTROL	4
DELIVERABLES	4
DOLBY INTELLECTUAL PROPERTY	4
EXPIRATION DATE	4
INITIAL FEE	4
IMPLEMENTATION	4
LICENSED PRODUCT	4
Licensed Technology	5
PATENTS	5
QUALIFIED RECIPIENT	5
QUALIFIED SUPPLIER	5
SALE, SELL OR SOLD	5
Term	5
TERRITORY	5
TRADEMARK RULES	5
Trademarks and Trade Name	5
GRANT OF RIGHTS	5
GRANT	5
NO SUB-LICENSE	6
ACKNOWLEDGEMENT OF LICENSOR’S RIGHTS	6
NO REVERSE ENGINEERING	6
INJUNCTIVE RELIEF	6
ADVANCEMENTS	6
DEVELOPMENT PROGRAM	6
DELIVERABLES	6
PROTOTYPE DEVELOPMENT	7
PROTOTYPE TESTING	7
PERMITTED ACTIVITIES AFTER APPROVAL	7
LICENSEE’S OBLIGATIONS	7
THIRD-PARTY INFRINGEMENTS	7
THIRD-PARTY TRANSACTIONS	7
RESPONSIBILITY TO VERIFY STATUS OF THIRD PARTIES	8
STANDARDIZATION AND QUALITY	8
NOTICES AND MARKINGS	8
REPORTS AND PAYMENTS	8
INITIAL FEE	8
ROYALTY PAYMENTS	8
NON-PATENT COUNTRY	8
PAYMENTS	8
QUARTERLY REPORTS	9
INSPECTION OF BOOKS AND RECORDS	9
UNREPORTED AND UNAUTHORIZED SALES	9
THIRD-PARTY INFORMATION	10
FAILURE TO PROVIDE REPORTS OR UNDER REPORTING	10
INCOMPLETE REPORTS	10
EXPIRATION AND TERMINATION	10
EXPIRATION AND EXTENSION	10
TERMINATION ON THIRTY DAYS NOTICE	10
IMMEDIATE TERMINATION	11
EFFECT OF CERTAIN TERMINATIONS	11
TERMINATION FOR NON-USE	11
TERMINATION FOR OBSOLETE TECHNOLOGY	11
SELL-OFF RIGHTS	11
DUTY TO RETURN OR DESTROY	11
BANKRUPTCY	12
SUSPENSION OF LICENSEE	12
REPRESENTATIONS, WARRANTIES AND INDEMNITIES	12
LICENSER’S REPRESENTATIONS	12
LIMITATIONS ON LIABILITY AND DAMAGES	12
LICENSEE’S REPRESENTATIONS	12
INDEMNITY	13
GENERAL TERMS	13
APPENDICES & UPDATES	13
ENTIRE AGREEMENT	13
EFFECTIVE DATE OF LICENSOR’S UPDATES	14
COSTS AND TIMELINESS	14
UNENFORCEABILITY	14
MODIFICATION AND WAIVER	14
NOTICES	14
PUBLIC STATEMENTS	14
JURISDICTION, VENUE AND GOVERNING LAW	14
ATTORNEYS’ FEES AND ENFORCEMENT	14
ASSIGNMENT	15
SURVIVAL	15
LIMITATION OF AUTHORITY	15
EXPORT	15
WAIVER OF UCITA	15

APPENDIX A: SCHEDULE OF PATENTS

APPENDIX B: LIST OF DELIVERABLES

APPENDIX C: SCHEDULE OF TRADEMARKS

APPENDIX D: SCHEDULE OF NOTICES

APPENDIX E: SCHEDULE OF ROYALTIES

APPENDIX F: PRODUCT SPECIFICATIONS

INTRODUCTION

The parties enter into this Agreement with reference to the following:

Licensor owns or has rights to license intellectual property including copyrights, patents, trademarks, technologies and processes; and

Licensee desires to obtain and use certain technology and intellectual property rights from Licensor to enable Licensee to make and sell Implementations of the Licensed Technology (each as defined below) to an intermediate (rather than an end-user) and to make and sell licensed products to a professional end-user market;

For and in consideration of the mutual covenants made and other good and valuable consideration exchanged, the receipt and sufficiency of which is acknowledged, the parties hereby covenant and agree as follows:

1.    MAIN DEFINITIONS. The following terms as used in this Agreement shall have the meanings set forth below:

1.1.
“Advancements”means improvements or modifications to the Licensed Technology which enhance the sound quality or which expand the applications to which the Licensed Technology may be put. Advancements do not include any customization of the Licensed Technology which only optimizes quality or performance on a specific platform and not generally.

1.2.
“Approved Subcontractor” means a third party approved in advance in writing by Licensor to manufacture Implementations or Licensed Products or any part thereof containing Dolby Intellectual Property, only for or at the request of Licensee.

1.3.
“Change of Control” means a change in the controlling interest of Licensee or a majority of its assets, including, without limitation, (i) a sale of Licensee, (ii) the acquisition, by another entity that does not currently own more than 50% of the ownership interests in Licensee, of ownership interests aggregating, with prior holdings, more than 50% of the ownership interests in Licensee (whether directly or indirectly or through one or more affiliates), (iii) a merger, sale or consolidation of Licensee, or Licensee’s assets, after which the owners of Licensee prior to such event own less than 50% of the total combined voting power or the stock or other ownership interests of the purchasing entity.

1.4.	“Deliverables” means the package of materials, thee contents of which are itemized at Appendix B entitled, “List of Deliverables,” as updated from time to time by Licensor at its discretion.

1.5.
“Dolby Intellectual Property” or “Dolby IP” means the Trademarks, know-how, copyrighted works and the Patents relating to the Licensed Technology both (i) currently owned, controlled or licensable by Licensor and (ii) such other know-how and copyrighted works, which Licensor may subsequently deem included in the rights granted hereunder as necessary to the practice of the Licensed Technology.

1.6.	“Expiration Date” means the date identified as the Expiration Date on the cover page of this Agreement.

1.7.	“Initial Fee” is the amount set forth on the cover page of this Agreement and as further described In paragraph 5.1 (Initial Fee) below.

1.8.
“Implementation” means a component intended to be included in a Licensed Product that implements or enables the Licensed Technology to function in the Licensed Product, including, e.g., an integrated circuit or other similar type of electronic device or software in object code form, printed circuit board, module, subassembly and/or software library; supplied only for an Intermediate market. An Implementation is not a complete, ready-to-use, product intended for final end-users.

1.9.	“Licensed Product” means a professional market product intended primarily for business or commercial use that:

1.9.1.	is the type of product or one of the types of products identified as such on the cover page of this Agreement and as specified in the Deliverables;

1.9.2.	contains an approved Implementation;

1.9.3.	is intended to perform the Licensed Technology;

1.9.4.	is not a stand-alone audio product (which is a complete self contained unit including power supply, input/output Interfaces, and control means) and

1.10.	“Licensed Technology” means the Dolby technology identified on the signature page of this Agreement.

1.11.
“Patents” means all the issued patents and pending patent applications scheduled at Appendix A entitled, “Schedule of Patents”; and such additional later issued or acquired patents that Licensor shall deem to be included in the Dolby IP as necessary to the practice of the Licensed Technology.

1.12.
“Qualified Recipient” means an entity which is authorized by Licensor to receive Implementations from Qualified Suppliers and to produce Licensed Products. A Schedule listing Qualified Recipients is included in the Deliverables and may be updated by Licensor from time to time and sent to Licensee or made available to Licensee electronically, e.g., on a website or “extranet” established for that purpose.

1.13.
“Qualified Supplier” means an entity which is authorized by and in good standing with Licensor to Sell Implementations to an intermediate market consisting only of Qualified Recipients and other Qualified Suppliers.

1.14.
“Sale, Sell” or “Sold” or any variation thereof means (as the context requires) to sell, supply, offer for sale, dispose, rent, lend, lease, commercialize, exploit, distribute, or otherwise transfer in exchange for money or any other form of compensation or consideration. A Licensed Product will be considered Sold when invoiced or otherwise shipped, distributed, or used (whichever event occurs first) with such exceptions as described in paragraph 5.2 (Royalty Payments) below.

1.15.	“Term” means the period commencing on the Effective Date and ending on the Expiration Date or on such earlier date as this Agreement may be terminated pursuant to its terms.

1.16.	“Territory” means the territory described on the cover page of this Agreement.

1.17.
“Trademark Rules” means the rules applicable to the use of the Trademarks as contained within the Deliverables delivered to Licensee and as modified by Licensor from time to time and delivered to Licensee.

1.18.
“Trademarks” means all the words and symbols identified as Trademarks at Appendix C entitled, “Schedule of Trademarks” as updated by Licensor from time to time and made available to Licensee. The trade name, “Dolby Laboratories” may only be used as specified in Appendix D, or with Licensor’s prior written approval.

2.    GRANT OF RIGHTS.

2.1.	Grant. Subject to all the terms and conditions of this Agreement, Licensor hereby grants to Licensee a personal, indivisible, non-exclusive license for the Term and in the Territory.

2.1.1.
To use the Dolby IP to make a prototype of an Implementation and, upon approval of the prototype by Licensor, to make Implementations based thereon and to make and to Sell Implementations only to Qualified Recipients;

2.1.2.
To use the Dolby IP to design and make prototypes of Licensed Products incorporating one or more Implementations and, upon approval of the prototype by Licensor, to integrate such Implementations into Licensed. Products and to make and to Sell Licensed Products;

2.1.3.	To have approved Implementations or Licensed Products made by a third-party manufacturer who is an Approved Subcontractor and who Sells those Implementations or Licensed Products only to Licensee; and

2.1.4.	If Licensee chooses to use the Trademarks, to mark Implementations or Licensed Products, to use the Trademarks only in accordance with the Trademark Rules.

2.2.
No Sub-license. Licensee may not sub-license or grant any rights Licensee has under this Agreement to any third party except as expressly provided in this Agreement or with the prior written consent of Licensor.

2.3.	Acknowledgement of Licensor’s Rights. Licensee acknowledges that Licensee has no ownership rights in and to the Dolby Intellectual Property and agrees that:

2.3.1	Licensee will take no action, directly or indirectly or through cooperation with any third party, to challenge the validity or ownership of any Dolby Intellectual Property;

2.3.2	Any rights that may subsequently accrue in the Trademarks or in the trade name “Dolby Laboratories” as a result of Licensee’s activity will inure solely to the benefit of Licensor;

2.3.3
Licensee will not file any application for registration of the Trademarks or any mark, symbol or phrase, in any language, which is confusingly similar to the Trademarks and shall not use any mark, symbol or phrase, in any language, which is confusingly similar to the Trademarks; and

2.3.4.	The Deliverables are the property of Licensor and Licensee agrees that it:

2.3.4.1.	Acquires no rights to any of the materials or Dolby Intellectual Property they contain;

2.3.4.2.	Shall not Sell any portion of the Deliverables, nor permit any lien or other encumbrances with respect to any portion of the Deliverables; and

2.3.4.3.	Shall treat the Deliverables as the confidential information of Licensor and shall not disclose any portion of its contents to any third party without Licensor’s prior written consent.

2.4.
No Reverse Engineering. Except as is necessary for the creation of Implementations and Licensed Products under this Agreement, Licensee may not otherwise engage directly or indirectly in the disassembly, reverse engineering, de-compilation, modification, making of derivative works, or translation of the Deliverables or of any other products containing Dolby Intellectual Property. Upon request, Licensor shall provide Licensee with information needed to achieve interoperability with other programs within the meaning of the European Union Directive on the Legal Protection of Computer Programs.

2.5.
Injunctive Relief. Licensee acknowledges that any actual or threatened violation by Licensee of this Section 2, of paragraphs 4.2 (Third-Party Transactions) of this Agreement, of any other actual or threatened infringement of the Dolby. Intellectual Property will cause irreparable Injury to Licensor for which monetary damages would not be an adequate remedy and in such event, the Licensee agrees that Licensor shall be entitled to obtain injunctive relief in any court or forum of competent jurisdiction in addition to pursuing any other available legal remedies.

2.6.
Advancements. With respect to any Advancements that Licensee develops or causes to be developed, Licensee hereby grants to Licensor a worldwide, irrevocable, royalty free, non-exclusive license, including the right to sublicense. Licensee shall immediately notify Licensor of any Advancement that it develops or. causes to be developed, and shall use reasonable efforts to make full and timely disclosure to Licensor with regard to the nature and manner of applying and utilizing such Advancement. Such disclosure shall be in writing and shall state whether Licensee intends to apply for patent protection. If Licensee does not intend to file for patent protection of the Advancement, then Licensor may do so at its own expense. If either party chooses to file for patent protection, the other party shall cooperate to the extent necessary and the filing party will reimburse the cooperating party for all costs reasonably related to such cooperation.

3.    DEVELOPMENT PROGRAM.

3.1.
Deliverables. Licensor will provide the Deliverables to Licensee as soon as reasonably practicable following the full execution of this Agreement. As specified in paragraph 2.3.4.3, (Acknowledgement of Licensor’s Rights) the contents of the Deliverables are to be treated as confidential and may not be disclosed by Licensee to any third party without Licensor’s prior written approval.

3.2.
Prototype Development. Licensee will use the Deliverables to develop a prototype of each Implementation and of each Licensed Product consistent with any specifications for Implementations and Licensed Products contained in the latest version of the Deliverables delivered to Licensee and will submit prototypes for testing by Licensor as described in paragraph 3.3 (Prototype Testing) below. If Licensee does not submit a prototype to Licensor for testing within twelve (12) months of Licensor making the Deliverables available to Licensee, this Agreement and all rights granted pursuant to its terms shall automatically terminate as of the expiration of the twelve (12) month period.

3.3.
Prototype Testing. As further detailed in the Deliverables and to ensure compatibility and interoperability of Licensee’s Implementation and Licensed Products with other applications of the Licensed Technology:

3.3.1.
Licensee will deliver prototypes of each of Licensee’s Implementations and of each of Licensee’s Licensed Products (at least one from each product family) at its own expense to Licensor’s San Francisco facilities or to such other facilities as may be designated by Licensor for testing purposes, together with such materials as are specified in the Deliverables or otherwise reasonably required by Licensor to facilitate testing;

3:3.2.
Licensor will test the prototype for compliance with Licensor’s technical quality and performance standards and to ensure that the prototype is an intended application of the Licensed Technology. Among the examples of the factors to be considered by Licensor are: (i) the capacity of the prototype to perform as accurately as Licensor’s reference product; (ii) the acceptability of comparative listening tests or similar comparison tests; (iii) the prototype’s compliance with the specifications and operating parameters and other usage requirements contained in the Deliverables, including those specific to the Implementation or Licensed Product; (iv) the prototype’s compliance with those quality standards that apply to aspects of Licensed Products which influence or reflect upon the quality or performance of the Licensed Product as perceived by the end-user; (v) the prototype’s capacity to faithfully decode or encode content employing the Technology; and (vi) satisfaction of reasonable standards of quality and workmanship;

3.3.3.	Licensor will notify Licensee of its testing results as soon as practicable and, if necessary, advise with regard to any required remedial action; and

3.3.4.
Prototypes shall not be returned to Licensee unless Licensee makes a written request for such return at the time the prototype is delivered to Licensee, it being agreed that in such event Licensee shall pay all return shipping costs.

3.4
Permitted Activities after Approval. If an Implementation prototype is approved, Licensor shall give Licensee formal notice thereof, and thereafter Licensee may make and either sell to Qualified Recipients or integrate Implementations consistent with such approved prototype into its Licensed Products (but may not make or Sell Licensed Products unless the prototype for the Licensed Product is also approved). If the Licensed Product prototype is approved, Licensor shall give Licensee formal notice thereof, and thereafter Licensee may make and Sell Licensed Products consistent with such approved prototype. Any redesign of an Implementation or a Licensed Product shall require compliance with the then current version of the Deliverables and Licensee shall be required to again submit the redesign to Licensor for testing and approval.

4.    LICENSEE’S OBLIGATIONS.

4.1.
Third-Party Infringements. Licensee shall promptly notify Licensor of any information it obtains regarding known or suspected infringement of the Dolby IP by third parties and shall cooperate with Licensor with respect to Licensor’s investigations and legal actions relating to the enforcement of Licensor’s intellectual property rights.

4.2.
Third-Party Transactions. Licensee shall not purchase Implementations from third parties and shall Sell Implementations only to third parties who are Qualified Suppliers or Qualified Recipients in good standing at the time the Implementations are to be delivered.

4.3.
Responsibility to Verifv Status of Third Parties. Licensee is responsible for verifying that any third party to whom it supplies Implementations is a Qualified Recipient or is another Qualified Supplier at the time such Implementations are supplied to such party. For purposes of this paragraph, Licensee will be deemed to have satisfied its verification obligation with respect to Qualified Recipients if it confirms the status of the entity to whom it proposes to deliver Implementations by referencing the list maintained on Licensor’s extranet immediately prior to delivery of the Implementations to such party.

4.4.	Standardization and Quality. Implementations and Licensed Products must comply with Licensor’s reasonable quality standards as specified in the Deliverables.

4.5.
Notices and Markings. If Licensee chooses to use Dolby Trademarks in association with Implementations or Licensed Products, Licensee shall do so as specified in Appendix D (the “Schedule of Notices”) as updated by Licensor from time to time, and with other relevant provisions of the Deliverables.

5.    REPORTS AND PAYMENTS.

5.1.
Initial Fee. It is understood that it is a pre-condition of this license that Licensee pre-pay the Initial Fee set forth on the cover page of this Agreement for deposit by Licensor into an escrow account and that, upon full execution of this Agreement by both parties, such monies become due and owing to Licensor and Licensor is authorized to withdraw the Initial Fee from the escrow account and deposit it in its general account. It is understood that the Initial Fee is an administrative fee related to costs incurred by Licensor in the establishment of the licensing relationship and is nonrefundable upon full execution of this Agreement and is neither consideration for the right to use Dolby Intellectual Property nor a royalty payment.

5.2.
Royalty Payments. In accordance with Appendix E entitled “Schedule of Royalties”, Licensee will pay to Licensor royalties on all Licensed Products Sold during a calendar quarter within 30 days after the end of each such calendar quarter. A Licensed Product will be considered Sold when invoiced or otherwise shipped, distributed, or used (whichever event occurs first); except for returns, which are Licensed Products returned to Licensee by its customer on which Licensee gives credit to that customer and are not re-distributed (Licensee must pay royalties on any returns which are later re-distributed).

5.3.
Non-Patent Country. If a Licensed Product is made, used, and Sold in a country in the Territory where there are no Patents or applications for Patents or where all applicable Patents have expired (a “Non-Patent Country”), then royalties for that Licensed Product may be discounted as set forth in the Schedule of Royalties. Quarterly Reports in which deductions are claimed must specify the country in which the Licensed Products were made and the country in which the Licensed Products were Sold. Notwithstanding the foregoing, discounted royalties shall not be available if Licensor has reason to believe that any such Licensed Products made, used and Sold in a Non-Patent Country become available to end-users in other than a Non-Patent Country.

5.4.
Payments. All payments due will be made by wire transfer in United States funds to Licensor’s bank as identified on the cover page of this Agreement (or such other bank as Licensor may from time to time designate). All payments due are exclusive of all local fees, taxes, duties, or charges of any kind, which will not be deducted from them and will be for Licensee’s account, unless, upon receipt of official documentation, Licensor is able to offset such deductions against Licensor’s own tax liabilities. The expense of registering or recording Licensee as a registered user or otherwise complying with the laws of any country pertaining to such registration or the recording of agreements will be borne by Licensee. All payments are non refundable. Excess payments (as applicable) may be applied by Licensor to the next payment due. Interest is due on all late payments and will be calculated at the lower of (a) 1.5% per month, or (b) the maximum legal rate, until paid.

5.5.	Quarterly Reports.

5.5.1.
Within thirty days of the end of each calendar quarter commencing with the calendar quarter in which this Agreement is executed, Licensee will deliver to Licensor reports detailing all Sales of any implementations and Licensed Products during the previous calendar quarter (or previously unreported), along with good faith estimates for the next quarter and any planned addition to the product lines which include Licensed Products (“Quarterly Reports”). For reporting purposes, an Implementation or Licensed Product shall be considered Sold when invoiced, or, if not invoiced, when shipped, transferred, delivered or otherwise disposed of. For each such Implementation or Licensed Product, Quarterly Reports shall be prepared using Licensee’s best efforts to ensure accuracy and shall be made on the form and in the format prescribed by Licensor from time to time and contain:

5.5.1.1.	Brand names, product descriptions and model numbers;

5.5.1.2.	Serial number (if the Licensed Product or Implementation is serialized);

5.5.1.3.
Identification of the Licensed Technology contained in the Implementation and, if applicable, the number of channels enabled per Implementation; and the total number of applicable royalty units per product in accordance with Appendix E;

5.5.1.4.	The total number of any additional upgradeable royalty units per product in accordance with Appendix E;

5.5.1.5.
The quantity made or Sold and (with respect to Implementations only) the identity of the purchaser and receiving party; including any quantity which Licensee claims is exempt for any reason from the payment of royalties and the reason Licensee believes such exemption applies; and

5.5.1.6.	The countries in which the Implementation or Licensed Product was made and Sold.

5.5.2.	In the event any of the above-required information does not apply to Licensee, Licensee shall so state and explain in the Quarterly Report.

5.5.3.
It is agreed that Licenser shall have the right at any time to require that Quarterly Reports contain or be supplemented by other information Licensor may deem necessary to enforce Licensor’s rights with respect to third parties.

5.6.
Inspection of Books and Records. Licensee shall keep complete books and records, relating to its reporting obligations under this Agreement for a period of three years from delivery of the Quarterly Report to which the information relates. At its own expense, during business hours, upon at least ten calendar days’ notice, and not more often than once a year, Licensor or Licensor’s agent(s) may inspect, examine and make abstracts of such books and records as necessary to verify the accuracy of Licensee’s Quarterly Reports. Licensee shall cooperate with this examination and provide reasonable access to all information that will allow the examination to be completed in a timely manner.

5.7.
Unreported and Unauthorized Sales. If Licensee has under-reported the number of Implementations Sold by Licensee or the number of Licensed Products Sold by Licensee for any period (the “Unreported Sales”) by at least five percent, but in any event by an amount on which royalties in excess of $1000 are payable, whether revealed by Licensor’s inspection of the relevant records of the Licensee or otherwise (the “Unreported Sales”) or has Sold Implementations to parties who are not Qualified Recipients (“Unauthorized Sales”), Licensee shall pay Licensor an amount equal to: (i) with respect to each unit of Unauthorized Sale, three times the amount of royalty Licensor would have received from a Qualified Recipient of the Implementation at the highest per unit rate then charged by Licensor for the relevant Licensed Technology, (ii) applicable royalties on any Unreported Sales, (iii) interest on the preceding amounts from the date of the Unreported or Unauthorized Sale, at the lesser of 1.5% interest per month or the maximum rate allowed by law, and (iv) the full cost of Licensor’s examination and collection, including accounting, audit and legal fees and costs, including, but not limited to, travel and lodging costs. It is understood that Unreported Sales or Unauthorized Sales are a material breach of this Agreement and that the above-specified payment is in addition to such other rights as Licensor may have, including the right to terminate this Agreement.

5.8.
Third Party Information. As part of its accounting processes, Licensee acknowledges and agrees that Licensor may receive reports from, and may regularly audit the books and records of, Qualified Recipients and Approved Subcontractors with whom Licensee may transact business and Licensee hereby authorizes Licensor to obtain information from such parties with respect to the business they conduct with Licensee. Moreover, Licensor hereby expressly authorizes Qualified Recipients, Approved Subcontractors and any such additional entities with whom Licensee may transact business relating to Implementations or Licensed Products to provide information to Licensor regarding that business with Licensee for the purpose of assuring Licensee’s compliance with the terms of this Agreement. Licensee agrees to assist in resolving any discrepancy between any of these third party reports and any seemingly contradictory information that Licensee may have provided to Licensor. The process of resolving such discrepancies is agreed and understood to be in addition to, and not in lieu of, Licensor’s audit and inspection rights under this Agreement.

5.9.
Failure to Provide Reports or Under Reporting. If Licensee fails to provide Quarterly Reports (or other reports as required) or if Licensee has made Unreported or Unauthorized Sales of Implementations under this Agreement, then, in lieu of or in addition to Licensor’s right to terminate this Agreement, (i) Licensor may remove Licensee from the list of Qualified Suppliers for the Licensed Technology and with respect to any other Dolby intellectual property and (ii) Licensor may, at its option, inform Qualified Recipients and other Qualified Suppliers, under this Agreement and with respect to other Dolby intellectual property, that Licensee is no longer in good standing and that Licensee is no longer entitled to Sell Implementations. These remedies will be in addition to any other remedies Licensor may have under this Agreement.

5.10.
IncompleteReports. If Licensee’s Quarterly Reports do not provide sufficient information to properly calculate royalties due, then Licensor may invoice Licensee for Licensed Products reported Sold at an amount equivalent to the average per unit royalty rate paid by Licensee during the previous quarter. Any amounts paid by Licensee at the time of submission of the Quarterly Report in question shall be credited against the amounts invoiced under this paragraph. Any additional amounts shall be paid by Licensee within 15 days of the date of Licensor’s invoice. Upon Licensee’s full submission of a. corrected and complete report for the period, Licensor shall reconcile amounts paid against amounts due based on the Quarterly Report and notify Licensee of any amounts until due or to be credited against subsequent royalties or refunded to Licensee, at Licensee’s option. These remedies will be in addition to any other remedies Licensor may have under this Agreement.

6.    EXPIRATION AND TERMINATION.

6.1.
Expiration and Extension. This Agreement shall expire on the Expiration Date unless earlier terminated by either party, it being agreed, however, that the Expiration Date shall be extended for successive one year renewal periods unless either party provides written notice to the other at least ninety (90) days prior to the then current Expiration Date of its desire that the Agreement not be extended beyond the Expiration Date. Notwithstanding the foregoing, in no event will the Expiration Date be extended beyond the date of expiration of the last of the Patents to expire in the U.S. (the “Patent Expiration Date”) and if the Expiration Date falls after the Patent Expiration Date, the Expiration Date shall be deemed to be the Patent Expiration Date. Licensee shall not produce Implementations or Licensed Products in anticipation of Expiration beyond the quantity it reasonably may expect to sell prior to the Expiration Date.

6.2.
Termination on Thirty Days’ Notice. Except with respect to terminations specified in paragraph 6.3 (Immediate Terminations) below, either party shall have the right to terminate this Agreement upon thirty days written notice in the event of any breach by the other party of this Agreement or of any other agreement between the parties, including failure to pay or perform any obligation within the time prescribed; provided, however, that if the breach upon which the termination is based is capable of cure within a thirty (30) day period, the party allegedly in breach shall have such period to re-establish compliance and thereby avoid the noticed termination.

6.3.
Immediate Termination. Licensor may terminate this Agreement effective immediately upon written notice to Licensee in the event of any actual or threatened infringement or misuse of the Dolby Intellectual Property by Licensee or by any third party who received the Dolby IP from Licensee, Licensee’s misuse of the Trademarks, Licensee’s breach of its obligations pursuant to paragraph 2.3 (Acknowledgement of Licensor’s Rights) and 2.4 (No Reverse Engineering) or for default in its reporting obligations more than twice consecutively or three times in any twelve-month period.

6.4.
Effect of Certain Terminations. Upon a termination of this Agreement under paragraphs 6.2 (Termination on Thirty Days Notice), 6.3 (Immediate Termination), 7.3.3 (Representations), 8.5 (Unenforceability) or 8.11 (Assignment):

6.4.1.
Licensor shall be entitled to immediately terminate any or all agreements between Licensor and Licensee with respect to any other Dolby intellectual property, irrespective of the termination provisions of such other agreements;

6.4.2.	Licensee shall immediately cease to Sell implementations and Licensed Products or any item containing Dolby Intellectual Property, and

6.4.3.
Licensee’s obligation to provide Quarterly Reports shall be accelerated so that a final report of Sales through the date of termination shall be due no later than thirty (30) days following termination.

6.5.
Termination for Non-use. If after one year of the Effective Date, Licensee has not offered Implementations or Licensed Products for Sale or, having previously offered Implementations or Licensed Products for Sale, has ceased to offer for Sale any Implementations or Licensed Products, for a period of at least two calendar quarters, either Licensee or Licensor may terminate this Agreement upon ten (10) days written notice to the other.

6.6.
Termination for Obsolete Technology. If Licensor elects not to continue support of the Licensed Technology because the Licensed Technology is no longer commercially viable or if Licensor has replaced the Licensed Technology, then this Agreement may be terminated by Licensor upon 180 days prior written notice.

6.7.
Sell-Off Rights. Upon the expiration or termination of this Agreement and unless this Agreement has been terminated under paragraph 6.2 (Termination on Thirty Days Notice) or 6.3 (Immediate Termination) above or 8.5 (Unenforceability) or 8.11 (Assignment) below, Licensee will be entitled to make and Sell Implementations and Licensed Products for a period of 180 days following termination. For any of Licensee’s Sales of Implementations or Licensed Products during this 180 day period, Licensee will ensure that the Implementations or Licensed Products continue to meet Licensor’s current quality standards and shall continue to timely submit Quarterly Reports, as applicable under this Agreement. Licensee’s obligation to provide Quarterly Reports shall be accelerated so that a final report of Sales through the final date of the sell-off period shall be due no later than thirty (30) days after such date.

6.8.
Duty to Return or Destroy. Within 15 days of termination or expiration of this Agreement, Licensee must furnish to Licensor a letter, signed by an authorized officer of Licensee, certifying that through Licensee’s best efforts, and to the best of its knowledge: (i) the original and all copies of the Deliverables or any portion of it, have been returned to Licensor, destroyed or erased; and (ii) any Dolby Intellectual Property (including their associated documentation) not incorporated into a Licensed Product, have been destroyed or returned.

6.9.
Bankruptcy. If Licensee becomes insolvent, makes a general assignment for the benefit of creditors, has a receiver appointed or has a petition in bankruptcy (or similar insolvency or re-organization proceeding) filed for or against it, then Licensor may terminate this Agreement, and, without Licensor’s express written agreement, neither this Agreement nor any of Licensee’s rights under this Agreement may be assumed or assigned in any bankruptcy or similar proceeding involving Licensee. For purposes of enforcement of this paragraph under U.S. law, the parties understand and agree that applicable non-bankruptcy law excuses Licensor from accepting performance from any entity other than Licensee as provided in the United States of America Bankruptcy Code, 11 U.S.C. §§365(c)(1)(A) and 365(e)(2)(A). Further, Licensee agrees that a “reasonable period” for Licensee to determine whether to seek (with Licensor’s approval) assumption of this Agreement or to reject it in bankruptcy under U.S. law, will not exceed 60 days from the filing of the bankruptcy- petition, and that it is reasonable for Licensor to receive adequate assurance of future performance by Licensee even in that 60 day period.

6.10.
Suspension of Licensee. In addition to all of Licensor’s other rights in this Agreement, in the event of a breach by Licensee of this Agreement that has not been cured within thirty days of notice from Licensor; Licensor may suspend Licensee’s rights under this Agreement for a period of up to six months, without prejudice to Licensor’s rights to terminate this Agreement for breach during or after that six-month period. In the event of a suspension of Licensee under this paragraph, Licensee shall: (i) immediately cease to be a Qualified Supplier, (ii) immediately cease to supply Implementations, (ii) immediately cease to sell Licensed Products or any item containing Dolby Intellectual Property, and (iii) provide a report of Sales through the date of suspension within thirty days following the suspension. Upon a suspension of Licensee under this paragraph, Licensor shall be entitled to immediately suspend any or all agreements between Licensor and Licensee with respect to any other Dolby intellectual property, irrespective of the provisions of such other agreements.

7.    REPRESENTATIONS, WARRANTIES AND INDEMNITIES.

7.1.
Licensor’s Representations. Licensor represents, covenants and warrants that it has the authority, power and right to enter into this Agreement. Licensor makes no representations or warranties except as are expressly contained in this Agreement nor has Licensor undertaken the obligation to defend or indemnify Licensee with respect to third party claims or actions relating to this Agreement or the Dolby Intellectual Property.

7.2.
Limitations on Liability and Damages. LICENSOR HAS NO LIABILITY FOR ANY LOSS OR DAMAGE, WHETHER OR NOT FORESEEABLE, RESULTING FROM LICENSEE EXERCISING ITS RIGHTS UNDER THIS AGREEMENT. LICENSOR IS NOT LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT (WHETHER OR NOT LICENSOR HAS BEEN SPECIFICALLY INFORMED OF THE POSSIBILITY OF SUCH DAMAGES), OR ANY EXEMPLARY OR PUNITIVE DAMAGES. IN ALL EVENTS, LICENSEE’S SOLE REMEDY UNDER THIS AGREEMENT FOR ANY CLAIM OF BREACH SHALL BE TO TERMINATE THIS AGREEMENT. IN NO EVENT SHALL LICENSORS’ AGGREGATE CUMULATIVE LIABILITY TO LICENSEE FOR DAMAGES UNDER THIS AGREEMENT EXCEED THE AMOUNTS PAID BY LICENSEE TO LICENSOR IN THE TWELVE MONTH PERIOD IMMEDIATELY PRIOR TO THE FIRST EVENT GIVING RISE TO THE LIABILITY.

7.3.	Licensee’s Representations. Licensee represents, covenants and warrants that:

7.3.1.	It has the authority, power and right to undertake this Agreement;

7.3.2.
It understands and acknowledges that the Dolby IP may not comprise all of the intellectual property rights required to make or Sell Implementations or Licensed Products and that third party intellectual property may be required;

7.3.3.	If it has or acquires a proprietary right necessary for the use of the Licensed Technology then:

7.3.3.1.	It has not and will not assign or grant an exclusive license to such right except to Licensor;

7.3.3.2.
Licensor shall have a right-of-first-refusal to acquire and sub-license such right (by license or otherwise) on fair and reasonable terms, it being agreed that if no agreement is reached after good faith negotiations during a 180 day period, Licensor shall, upon written notice to Licensee, have the right to immediately terminate this Agreement; and

7.3.3.3.	It will not, in any event, assert such right against Licensor or Licensor’s licensees and any transfer or sublicense of such right to any third party shall specifically prohibit such assertion.

7.3.4.
It will not make or Sell a product containing Dolby Intellectual Property if the purpose of such product is to violate copyrights or other intellectual property rights of Licensor or of any third party; and

7.3.5.
Licensee understands and acknowledges that Licensor’s approval of a prototype shall not be understood to mean: (i) that Licensor has investigated any Implementation, Licensed Product or prototype with respect to any intellectual property rights infringement (including Licensor’s own rights); (ii) that an Implementation, Licensed Product or prototype will operate error-free or according to end-user or Licensee’s expectations; or (iii) that any security measure employed Is sufficient to stop any unauthorized copying.

7.4.
Indemnity. Licensee shall indemnify, defend and hold harmless Licensor, its affiliates, their respective successors, and their respective officers, directors, employees, agents, and representatives for:

7.4.1.	Any claim of breach of Licensee’s representations or warranties made in this Agreement;

7.4.2.
Any claim, loss, or damage (and expenses incurred in their investigation and defense including attorneys’ fees), arising out of the making, using or Selling by Licensee of any product containing any Dolby Intellectual Property;

7.4.3.	Any claim of allegedly unauthorized use of any third party intellectual property by Licensee or those acting under Licensee’s apparent or actual authority; and

7.4.4.	Any claim by any Qualified Recipient or Approved Subcontractor with whom Licensee is transacting business arising in any way from Licensor’s exercise of its termination rights under this Agreement.

In any action for which Licensee is required to defend Licensor pursuant to this paragraph 7.4. Licensor will be entitled to have counsel of its own choosing.

8.    GENERAL TERMS.

8.1.
Appendices & Updates. The Appendices attached hereto are integral to and included as part of this whole Agreement and excepting any Schedule of Royalties Appendices (but not their device type program tables), may be updated from time to time by Licensor, as significant developments arise, which updates shall be deemed incorporated into this Agreement.

8.2.
Entire Agreement. This Agreement, together with its Appendices and attachments, contains the entire agreement between the parties, and supersedes all previous agreements or representations whether written or oral between the parties regarding the subject matter of this Agreement. Neither party is bound by any communication outside this Agreement, except (i) subsequent written agreement duly executed by both parties, and (ii) Licensor’s updates to Appendices, the Deliverables and the lists of Qualified Recipients and Approved Subcontractors. If this Agreement is translated into another language by any party, this English version of the Agreement shall remain controlling. Except as expressly provided elsewhere in this Agreement, the terms and contents of this Agreement shall be considered confidential and shall not be disclosed by either party without the prior written consent of the other.

8.3.
Effective Date of Licensor’s Updates. In those cases where Licensor has reserved the right to unilaterally update the Appendices, the Deliverables and the lists of parties with whom Licensee is authorized to transact business, such unilateral updates shall be deemed amendments to the Agreement and shall be effective:

8.3.1.	With respect to updates to the Appendices and the Deliverables, upon receipt by Licensee.

8.3.2.
With respect to revisions in the lists of Qualified Recipients or Approved Subcontractors, upon the earlier of (i) the appearance of the updated list(s) on Licensor’s extranet or (ii) Licensee’s actual knowledge of any change.

8.4.
Costs and Timeliness. Time is of the essence in this Agreement. Any requirement for a party to perform or provide an act or service will be construed to impose upon that party the burden to act at its expense with such expediency as is sufficient to avoid prejudice to the other party.

8.5.
Unenforceability. If any provision of this Agreement is found by a court of competent jurisdiction or other valid tribunal to be invalid or otherwise unenforceable, the unenforceable provision shall be deemed amended, and the remaining Agreement will be construed, to give maximum effect to the intention of the parties at the time of execution of the Agreement. If the unenforceability of any provision renders a fundamental purpose of the Agreement ineffective in the determination of the party asserting its enforceability, that party may immediately terminate the entire Agreement upon written notice.

8.6.
Modification and Waiver. No provision of this Agreement will be deemed modified by any act or failure to act on the part of Licensor or its agents, or by the failure of Licensor to object to any actions or omissions of Licensee which may be inconsistent with the terms of this Agreement. No failure to object to any event of default committed by either party in one instance will constitute a waiver or license to commit or continue events of default in other or like instances.

8.7.
Notices. Except as provided below with respect to Quarterly Reports, all notices, reports, requests for delivery, deliveries, consents, and approvals will be promptly made, in written English, addressed to each party using the contact information on the cover page (or in accordance with such other contact information as either party may deliver to the other), via overnight commercial courier (e.g., FedEx), properly transmitted facsimile, or via electronic mail, and shall be effective upon receipt as demonstrated by reason in proof of delivery. Quarterly Reports shall be delivered electronically and addressed to reports@Dolby.com or to such address and in such manner as Licensor may instruct from time to time. All notices and reports required by this Agreement must be signed by authorized, personnel (i.e., the chief financial officer, or authorized designate with respect to Quarterly Reports).

8.8.
Public Statements. Neither Party shall make public statements inconsistent with the rights and obligations created under this Agreement. If requested by one party, the other party will deliver copies of public statements or promotional material relating to this Agreement prior to its public dissemination.

8.9.
Jurisdiction, Venue and Governing Law. This Agreement will be construed according to the substantive law, but not the choice of law rules, of the State of California and of applicable federal law of the United States. If any dispute arises under this Agreement, the parties agree that the venue for such dispute will be in the California Superior Courts and the Federal District Court for the Northern District of California located in San Francisco, California, and Licensee hereby submits to the jurisdiction of such courts.

8.10.
Attorneys’ Fees and Enforcement. In any action brought to resolve a dispute under this Agreement, the prevailing party will be entitled to recover from the other party all costs and expenses incurred in that action or any appeal therefrom, including but not limited to court or arbitration costs and fees, all attorneys’ fees and other related costs. Licensee agrees that any judgment issued by a court or arbitration tribunal may be enforced to the fullest extent of the law in the country in which Licensee resides, is located or owns assets.

8.11.
Assignment. The rights granted Licensee under this Agreement are personal to Licensee and may not be assigned or otherwise transferred without the written consent of Licensor. Any assignment without the consent of Licensor shall be void and shall automatically terminate all of the rights of Licensee under this Agreement. Licensor shall also have the right to terminate Licensee’s rights under this Agreement in the event of a Change in Control of Licensee.

8.12.
Survival. The following provisions shall survive the expiration or termination of this Agreement for any reason: 2.3 (Acknowledgement of Licensor’s Rights), 2.4 (No Reverse Engineering), 2.5 (Injunctive Relief), 5.2 (Royalty Payments), 5.4 (Payments), 5.5 (Quarterly Reports), 5.6 (Inspection of Books and Records), 5.7 (Unreported and Unauthorized Sales), 5.8 (Third-Party Information), 5.9 (Failure to Provide Reports or Under Reporting), 5.10 (Incomplete Reports), 6.4 (Effect of Certain Terminations), 6.7 (Sell-Off Rights), 6.8 (Duty to Return or Destroy), all of Section 7 (REPRESENTATIONS, WARRANTIES AND INDEMNITIES), 8.9 (Jurisdiction, Venue and Governing Law), 8.10 (Attorneys’ Fees and Enforcement).

8.13.	Limitation of Authority. Neither party is the agent or representative of the other party, and neither party has authority to assume obligations or make representations on behalf of the other.

8.14.	Export. No technical data, or any direct product thereof, will be exported, directly or indirectly, in contravention of United States of America law.

8.15.	Waiver of UCITA. The parties expressly agree that the provisions of the Uniform Computer Information Transactions Act (“UCITA”) will not apply to transactions under this Agreement.

APPENDIX A

SCHEDULE OF PATENTS

DOLBY DIGITAL PROFESSIONAL ENCODER

PATENTS

Country	Patent Number

Australia	631,404
Australia	644,170
Australia	653,582
Australia	655,053
Australia	674,357
Australia	677,688
Australia	677,698
Australia	677,856
Australia	682,913
Australia	685,505
Australia	694,131
Australia	696,442
Australia	712,719
Austria	0 514 949
Austria	0 520 068
Austria	0 524 264
Austria	0 610 975
Austria	0 664 943
Austria	0 709 004
Austria	0 709 005
Austria	0 709 006
Austria	0 712 564
Austria	0 716 787
Austria	0 818 037
Austria	0 827 647
Belgium	0 208 712
Belgium	0 481 374
Belgium	0 514 949
Belgium	0 520 068
Belgium	0 524 264
Belgium	0 610 975
Belgium .	0 664 943
Belgium	0 709 004
Belgium	0 709 005
Belgium	0 709 006
Belgium	0 712 564
Belgium	0 716 787
Belgium	0 827 647
Belgium	0 818 037
Canada	1,239,701
Canada	1,301,337
Canada	2 026 213
Canada	2 053 064
Canada	2 077 662
Canada	2,059,141
Canada	2,103,051
Canada	2,140,678
Canada	2,142,092
Canada	2,167,527
Canada	2,221,845
Canada	2,340,610
China	91102167.1
Denmark	0 514 949
Denmark	0 520 068

Country	Patent Number

Denmark	0 524 264
Denmark	0 587 733
Denmark	0 610 975
Denmark	0 664 943
Denmark	0 709 004
Denmark	0 709 005
Denmark	0 709 006
Denmark	0 712 564
Denmark	0 716 787
Denmark	0 818 037
Denmark	0 827 647
France	0 208 712
France	0 455 738
France	0 481 374
France	0 514 949
France	0 520 068
France	0 524 264
France	0 587 733
France	0 610 975
France	0 664 943
France	0 709 004
France	0 709 005
France	0 709 006
France	0 712 564
France	0 716 787
France	0 818 037
France	0 827 647
Germany	3 587 251
Germany	69 125 909
Germany	690 31 737.9
Germany	690 32 624.6
Germany	69006011.4
Germany	69107841.6
Germany	692 10 689.8
Germany	692 21 616.2
Germany	693 11 569.6
Germany	694 01 512.1
Germany	694 01 514.8
Germany	694 01 517.2
Germany	694 01 959.3
Germany	694 06 295.2
Germany	696 03 166.3-08
Germany	697 13 971.9-08
Greece	0 524 264
Italy	0 208 712
Italy	0 481 374
Italy	0 514 949
Italy	0 520 068
Italy	0 524 264
Italy	0 610 975
Italy	0 664 943
Italy	0 709 004
Italy	0 709 006
Italy	0 712 564
Italy	0 716 787
Italy	0 818 037
Italy	0 827 647
Japan	2,821,713
Japan	3,093,179
Japan	3,203,250
Japan	3,224,130
Japan	3,297,050

Country	Patent Number

Japan	3,297,051
Japan	3,421,343
Japan	3,449,715
Liechtenstein	0 514 949
Liechtenstein	0 520 068
Liechtenstein	0 524 264
Liechtenstein	0 610 975
Liechtenstein	0 664 943
Liechtenstein	0 709 004
Liechtenstein	0 709 005
Liechtenstein	0 709 006
Liechtenstein	0 712 564
Liechtenstein	0 716 787
Liechtenstein	0 818 037
Liechtenstein	0 827 647
Netherlands	0 455 738
Netherlands	0 514 949
Netherlands	0 520 068
Netherlands	0 524 264
Netherlands	0 587 733
Netherlands	0 6.10 975
Netherlands	0 664 943
Netherlands	0 709 004
Netherlands	0 709 005
Netherlands	0 709 006
Netherlands	0 712 564
Netherlands	0 716 787
Netherlands	0 818 037
Netherlands	0 827 647
Singapore	P0004365-6
Singapore	P0047116
Singapore	P0047709
Singapore	P0048278
Singapore	P0049883
Singapore	P0049891
Singapore	P0050974
Singapore	P0054317
Singapore	P0066294
Singapore	P0082553
Singapore	P0088723
Singapore	P9692369-3
Singapore	P9692379-2
South Korea	0378128
South Korea	0424036
South Korea	193353
South Korea	214252
South Korea	220861
South Korea	220862
South Korea	228688
South Korea	253136
South Korea	285,993
Spain	0 514 949
Spain	0 520 068
Spain	0 524 264
Spain	0 610 975
Spain	0 664 943
Spain	0 709 004
Spain	0 709 005
Spain	0 709 006
Spain	0 712 564
Spain	0 716 787
Spain	0 818 037

County	Patent Numbers

Spain	0 827 647
Sweden	0 514 949
Sweden	0 520068
Sweden	0 524 264
Sweden	0 610 975
Sweden	0 664 943
Sweden	0 709 004
Sweden	0 709 006
Sweden	0 712 564
Sweden	0 716 787
Sweden	0 818 037
Sweden	0 827 647
Switzerland	0 514 949
Switzerland	0 520 068
Switzerland	0 524 264
Switzerland	0 610 975
Switzerland	0 664 943
Switzerland	0 709 004
Switzerland	0 709 005
Switzerland	0 709 006
Switzerland	0 712 564
Switzerland	0 716 787
Switzerland	0 818 037
Switzerland	0 827 647
Taiwan	52,047
Taiwan	53,726
Taiwan	60,430
United Kingdom	0 208 712
United Kingdom	0 455 738
United Kingdom	0 481 374
United Kingdom	0 514 949
United Kingdom	0 520 068
United Kingdom	0 524 264
United Kingdom	0 587 733
United Kingdom	0 610 975
United Kingdom	0 664 943
United Kingdom	0 709 004
United Kingdom	0 709 005
United Kingdom	0 709 006
United Kingdom	0 712 564
United Kingdom	0 716 787
United Kingdom	0 818 037
United Kingdom	0 827 647
United States	4,790,016
United States	4,914,701
United States	5 357 594
United States	5 479 562
United States	5,109,417
United States	5,235,671
United States	5,291,557
United States	5,297,236
United States	5,394,473
United States	5,400,433
United States	5,463,424
United States	5,581,653
United States	5,583,962
United States	5,623,577
United States	5,632,003
United States	5,727,119
United States	5,752,225
United States	5,890,106

PATENT APPLICATIONS

Patent Applications

Country	Application Number

Canada	2 164 964
Canada	2 167 523
Canada	2,165,450
Canada	2,166,551
Canada	2,213,348
Japan	7-504717
Japan	7-506055
Japan	7-508213
Japan	8-529503
Japan	9-533576
Singapore	9608277-1

APPENDIX B

LIST OF IMPLEMENTATION AND SYSTEM DELIVERABLES

DOLBY DIGITAL PROFESSIONAL ENCODER FOR HARDWARE

Licensee Information Manuals

☑	1.
Licensee Information Manual: Dolby Digital Professional Encoder*
This document describes the requirements for products licensed with the Professional Encoder License, including DVD Authoring encoders and Broadcast encoders.

☑	2.
Licensee Information Manual: General Information*
This manual contains information pertaining to all licensed Dolby technologies, including technology overviews, product approval procedures, and trademark/logo use.

Responsibilities & Schedules

☑	3.
Dolby Implementation Licensee Responsibilities Document
Describes the responsibilities of the Implementation Licensee as they relate to the sale of ICs (integrated circuits), hardware components, or software modules that contain Dolby technologies. Also describes the procedure for supplying Evaluation Boards to companies who are not licensees of Dolby Laboratories.

☑	4.	Dolby License Agreement – For Evaluation of Samples/Evaluation Units This agreement must be sent along with any evaluation board that is shipped to a non-licensee.

☑	5.	Evaluation Unit Approval Request Form This form must be used to obtain approval from Dolby Laboratories before shipment of Evaluation Units to companies who are not licensees.

Documentation

☑	6.	A Guide To Dolby Technologies and Trademarks This document provides general explanations of the various Dolby technologies and examples of the proper trademark usage.

☑	7.
Dolbv Digital Encoder Licensed DSP Subroutine User’s Guide for DSP56300
This manual describes the operational aspects of the Dolby Digital encoder licensed software, including a description of the core Dolby Digital AC-3 subroutine, the executive code, and the software compilation and integration considerations. This manual also covers details regarding a hardware reference design based on resource requirements, boot-up, synchronization, host/controller options, inter-processor communication and Dolby E Metadata support.

☑	8.
Dolby Digital Professional Encoding Manual for Licensees
This manual describes the process of performing Dolby Digital professional audio encoding for applications other than for film. It describes the features of the Dolby Digital systems, professional encoders and decoders, the production environment, the applications and formats.

☑	9.
Dolbv DSP Software Interface Protocol (SIP) for the Dolbv Digital Professional Encoder*
The SIP document defines interface requirements between top-level system software (the Executive code) and the Dolby Digital Encoder algorithm subroutine. Proper use of the SIP will allow convenient software updates as the subroutine encoder algorithm is improved over time.

☑	10.	Digital Audio Compression Standard (AC-3)* ATSC document N52 is a description of the Dolby Digital (AC-3) algorithm in the format required by the ATSC (Advanced Television Systems Committee).

☑	11.	Dolbv Digital Encoder Manual Notice Explains the importance of proper trademark usage and permission

☑	12.	Marking Audio Features on DVD Software Provides guidelines for using Dolby trademark and indicating formats on DVD disks

☑	13.	Use of Dolby Trademarks on Audio and Video Media Describes an overview of the trademark licensing process

☑	14.
Reference Hardware Schematic for Freescale DSP56300-based two-channel Dolby Digital Professional Encoder*
This is a detailed schematic diagram of the Onyx based encoder reference design which should be used as a guide to implementing the design. Please note that this design is not based on any specific platform (PCI, VME, etc.).

☑	15.	Application Programming Interface (API) Specification This document describes the general -guidelines for the development of the API.

☑	16.	Dolby Digital Two-Channel Professional Encoder System and Implementation Product Specification*

☑	17.
Dolby Digital Professional Encoder Licensed DSP Subroutine User’s Guide for TMS320C6713.
This manual describes the operational aspects of the Dolby Digital Encoder licensed software, including a description of the core Dolby Digital AC-3 subroutine, the executive code, and the software compilation and integration considerations. This manual also covers details regarding a hardware reference design based on resource requirements, boot-up, synchronization, host/controller options.

☑	18.	Sample Hardware Schematic for TI C671; DGP These are sample hardware schematics for building Dolby Digital Professional Encoder hardware platforms based on the TI C671; DGP.

Logos

☑	19.
Dolby Logo Fonts and Character Map
This material includes PC and Mac fonts of Dolby logos used on licensed hardware and software. The fonts are convenient for placing licensed logos on printed materials such as manuals, packaging, and marketing literature. ONLY THE LOGO YOU HAVE BEEN LICENSED TO USE MAY BE USED BY YOU. The enclosed Dolby logo character map offers easy keyboard reference for Dolby fonts. An .eps (encapsulated postscript) format is included for high-resolution artwork production.

Source code

☑	20.
Dolbv Digital Professional Encoder API Source Code for DSP56300.*
This source code creates a DLL that can be used by a GUI application to communicate directly with a Freescale DSP56300 encoder implementation.

☑	21.
Dolby Digital Professional Encoder Demonstration GUI Source Code for DSP56300.*
This source code demonstrates a Windows GUI application for controlling a Dolby Digital  Professional Encoder. Used in conjunction with the DDPE API DLL, this application can be used to control a real-time Freescale DSP56300-based encoder implementation. It can also be compiled to run as a stand-alone demonstration application.

☑	22.
Two-channel Dolby Digital Professional Encoder Object Code and Executive Laver Source Code for Freescale DSP56300.*
This is the Freescale 563xx DSP object code for subroutine and the source assembly code for executive layer for two-channel encoder.

☑	23.
Two-Channel Dolby Digital Professional Encoder Object Code and Executive Layer Source Code for TI C6713.
This is the code for the Two-Channel Professional Encoder, including Texas Instruments TMS320C6713 DSP object code for the subroutine, and C source code for executive layer.

☑	24.
Dolby Digital Professional Encoder Demonstration GUI Source Code for C6713.
This source code demonstrates a Windows GUI application for controlling Dolby Digital Professional Encoders. Used in conjunction with the DDPE API DLL, this application can be used to control real-time TI C6713-based encoder implementations. It can also be compiled to run as a stand-alone demonstration application.

☑	25.	Dolby Digital Professional Encoder API Source Code for C6713. This source code creates a DLL that can be used by a GUI application to communicate directly with a TI C6713 encoder implementation.

Executables

☑	26.	Dolby AC-3 Decoder Simulation* DECODE:EXE – A command line executable Dolby Digital decoder provided as a reference.

☑	27.	AC-3 SPDIF Conversion Program SPDIF.EXE – This command line utility converts between raw AC-3 bitstream files and AC-3 bitstreams packetized as raw PCM for S/PDIF transmission.

☑	28.
Time Code Extraction Utility
EXTRACT_TC_AC3.EXE – This utility extracts timecode packet information from an AES3/IEC 60958 data stream. It has a couple of options which support timestamp prediction and ten second rollover detection.

☑	29.
Tone Burst Start Identifier Utility
PRINT_TONE_START.EXE – This utility searches a stereo 16 bit pcm file and prints out the sample counts that correspond to the start of at one burst on the right channel. This is intended to be used on the supplied timecode material after being processed by a Dolby Digital encoder and decoder.

Testing materials

☑	30.	Test Procedure for Real-Time Two-Channel Dolby Digital Professional Encoders* This document describes the test procedures for evaluating two-channel Dolby Digital Professional Encoders.

☑	31.	Test Results for Two-Channel Real-Time Dolby Digital Professional Encoders* This check sheet should be used to document the results when testing a two-channel Dolby Digital Professional Encoder.

☑	32.	Reference Audio Precision Test Templates for the two-channel Dolby Digital Professional Encoders* Standard At2 files with reference measurements ready for testing.

☑	33.	Sample Timecode Signals This is a set of WAV files containing linear timecode used to test the timecode capabilities of a Dolby Digital Professional Encoder.

*Confidential Information

APPENDIX C

SCHEDULE OF TRADEMARKS

DOLBY DIGITAL PROFESSIONAL ENCODER

1.	Trademarks:

a.	Dolby Digital

b.	LOGO DOLBY DIGITAL PRO ENCODER®

2.	System Designator, for example:	professional encoder, or
technology, or
coding system, or
soundtrack, or
other generic terms

APPENDIX D

SCHEDULE OF NOTICES

DOLBY DIGITAL

Implementation Notice:

Licensee shall provide the following notice in all data sheets, applications notes and the like: “Supply of this Implementation of Dolby technology does not convey a license nor imply a right under any patent, or any other industrial or intellectual property right of Dolby Laboratories, to use this Implementation in any finished end-user or ready-to-use final product. It is hereby notified that a license for such use is required from Dolby Laboratories.”

Copyright Notice:

The following notice is preferred: “Confidential Information – Limited Distribution to Authorized Persons Only. This software is protected under U.S. copyright laws as an unpublished work. Do not copy. Copyright 1992-1997 Dolby Laboratories, Inc. All rights reserved.”

If space does not permit the notice recited above, an abbreviated notice may be used. In extreme cases the following may suffice: “Confidential Unpublished work. © 1992-1997 Dolby Labs. All rights reserved.”

For software-only versions of the Implementation, it shall be sufficient to include the above notice in the form of an ASCII text string in the heading of all copies in all’forms.

APPENDIX E

SCHEDULE OF ROYALTIES

DOLBY DIGITAL PROFESSIONAL ENCODER, 2 CHANNEL

THE ROYALTY RATES BELOW REPRESENT CONSIDERATION OF THE AGGREGATE RELATIVE VALUES AND EXPIRATION DATES OF THE LICENSED TECHNOLOGY FOR THE CONVENIENCE OF THE PARTIES. THESE RATES WERE SELECTED TO AVOID THE DIFFICULTY AND EXPENSE OF ACTUALLY IMPLEMENTING A MORE COMPLEX MATRIX OF MULTIPLE RATES DEPENDANT UPON EXPIRATION DATES, RELATIVE VALUATIONS AND PRODUCTS.

Number of Licensed Devices per quarter	Royalty due per Licensed Device

On those from 1 to 250	$70.00
On those from 251 to 500	$45.00
On those from 501 to 1,000	$25.00
On those above 1,000	$10.00

“Licensed Device” means a full frequency range Audio Technology channel.

Dolby Digital Professional Encoder royalty may be discounted by $5.00 per Licensed Device for Products which are made and Sold or otherwise distributed in a country where there are no Patents or Patent applications.

Consumer Price Index – Royalties calculated according to the above rates are also multiplied by a factor which is determined each year by the change in the U.S. Consumer Cost of Living (COL) index between December 1993 (the date on which the present royalty system was introduced) and December of the year prior to the current year. This is to preserve the parity of the royalty scheme from one year to the next.

APPENDIX F

SCHEDULE OF LICENSED PRODUCTS

DOLBY DIGITAL TWO-CHANNEL PROFESSIONAL ENCODER IMPLEMENTATION AND SYSTEM

Dolby Digital Professional Encoder products can be designed to encode either two or 5.1 channels of audio. The core encoder is implemented using object code for the Texas Instruments’ TMS320C6713 floating point DSP platform or the Freescale DSP56300 family of DSP chips, formerly known as Motorola.

Encoder systems take the form of a hardware and/or software encoder integrated with other functionality, such as video encoding, transport stream multiplexing, a computer expansion card, or a software application. The licensee may not build an audio-only product that features a Dolby Digital encoder that is a complete self contained unit including power supply, input/output interfaces, and control system. Multiple instances of encoding is allowed, but the maximum number of instances that the software or hardware can encode must be specified and royalties are due per channel in each encoding instance. This specification does not cover, file-based I/O encoding.

Encoder systems can have a built-in confidence audio decoder for monitoring the encoded bitstream, but may not include Dolby Pro Logic® decoding capability, a noise sequencer, bass management features, or level trims. The confidence decoder may not be sold as a stand-alone decoder unit.

Product Requirements
All digital audio inputs and output must confirm to one of the following specifications:
AES-3id-2001, AES-3-2003, IEC60958-4 (2003-5), IEC60958-3 (2003-1). For the purpose of this document a digital input or output which complies with one of these standards will simply be referred to as an AES3 input or output.

Inputs
Audio
Although the examples in Figures 1 and 2 show AES3 digital audio inputs only, a licensee’s application may also feature balanced analog or SDI inputs as other audio interfaces.

Note:	If the licensed application has analog inputs, it is required that the evaluation sample have the ability to switch to digital inputs for testing purposes.

Metadata
Licensed two-channel designs are highly recommended to provide an RS-485 port that is capable of accepting professional metadata from upstream (that is, external) equipment. The metadata present on this port must be capable of being parsed, and made available to the Dolby Digital preprocessing and encoder sub-routines. External metadata parameter values are also required to be made available to the operator via the front panel and/or software remote interface (if applicable). Please refer to the Licensee Information Manual for further details.

Timecode (optional depending on application)
If your application requires a time stamp data burst to be available at the output of the encoder, an interface must be provided to accept longitudinal time code per SMPTE 12M.

Outputs
The encoded Dolby Digital (AC-3) data is placed onto the AES3 interface as per SMPTE 337M-2000, which is a common interface format for professional audio equipment. Details on formatting are specified in both SMPTE 337M-2000 and SMPTE 340M-2000. If the product has the option for the user to place timestamp data burst, then the timecode per SMPTE 12M shall be formatted as per SMPTE 339M-2000 (as a timestamp data type) and placed onto the AES3 interface. Figures 1 and 2 show devices capable of generating an AES3 compliant output. The licensee’s application may have a different or custom requirement for the output data. If so, different output circuitry may be needed.

Note:
Although the licensee’s product application need not include an AES3 output with formatted Dolby Digital data, Dolby Laboratories requires the submitted evaluation sample to include provisions for AES3 output for the purpose of verification testing. If the evaluation sample implements multiple encoders a single output, which can be switched between encoders, will suffice. Also, if the licensed application does not feature AES3 inputs, it is required that the evaluation sample have the ability to switch to digital inputs for testing purposes (for example, a signal format converter or MPEG stream demultiplexer). Any deviation from these requirements should be confirmed with Dolby Laboratories in advance.

Object Code for Texas Instruments
The Dolby Digital encoder software for the Texas Instruments TMS320C6713 DSP is delivered in the form of an object code library. This file is referred to as the subroutine and is to be linked with the user’s own software, referred to as executive code, or user code. The function of the core subroutine is to convert any number from 1 up to 5.1-channels of PCM audio into Dolby Digital audio. It does this by receiving blocks of PCM audio data and encoder parameter control information as input, and outputting encoded audio frames and status information. Triple stereo encoders on a 300MHz DSP (or double stereo encoders on a 225MHz) are currently supported with a migration path to a single 5.1-ch encoder on one hardware platform.

By supplying licensees with pre-compiled encoder software, integration and development times are reduced, and the degree of confidence in the implementation is increased because the core software has been written and tested at Dolby Laboratories. Additionally, the separation of the core encoding algorithm from the executive code facilitates an easy upgrade path as the core algorithm improves over time.

The core subroutine is a relocatable object library file. The encoder system (product) developer links the subroutine library with their own customized executive code. Special consideration must be given to the subroutine section locations and memory resource usage.

The sequence for calling any Dolby subroutine involves setting up an Input Parameter List, which is a data structure containing bit fields as defined by the Dolby DSP Software Interface Protocol (referred to as the “SIP”), and then calling a generic “Dolby subroutine” with an identifier of which function is requested, i.e., DOLBY DIGITAL Encode, 90° phase-shift, etc. The requested process will then be executed and, when finished, will return information about the version, status, and output parameters for the particular function. The executive source code which is supplied as part of the licensed software package illustrates by example how to set up the SIP and call the encode subroutine. No changes may be made to the core subroutine code.

The subroutine requires certain minimum hardware resources in order to execute properly. A block diagram for the Dolby Digital encoder sample design. circuit is depicted below in Figure 1. A schematic diagram for the hardware reference design is included in the licensed materials along with this document.

Note that the schematic diagram is not complete, in. that it does not show, all necessary components for the licensee’s final design. It does show circuit elements which are essential to the encoder functionality. Items which are fundamental to all digital circuits (such as power bypass capacitors) are left to the licensee.

Figure 1 Dolby Digital Encoder Sample Design Circuit

MEMORY: The minimum external RAM requirement is 1 Mbyte. The sample design shows 16Mbytes available. The minimum external FLASH requirement is 600Kbyte. The licensee may chose to use smaller or larger memory devices than those used for the sample design.

MEMORY SPEED: In order to guarantee error-free memory operation, it is imperative to ensure that the selected devices comfortably meet all timing requirements. In order for the encoder to comfortably run in real time the EMIF should be run at the maximum speed of 100MHz. A conservative. design might utilize 7.5 ns SDRAM

Object Code Format for Freescale
The Dolby Digital encoder software for the Freescale DSP56300 family of DSPs is delivered in the form of an object code file. This file is referred to as the subroutine and is to be linked with the user’s own software, referred to as executive code, or user code.

The executive code deals with all software application-specific and/or hardware-related issues, such as input/output interfacing and user-interface details. The executive code also calls the encoder subroutines, which takes blocks of PCM data and encoder parameter control information as input and generates Dolby Digital audio frames and status information as output.

The licensee is required to maintain the executive code that calls the encoder subroutines using the standard Dolby DSP Software Interface Protocol (SIP). The licensee may write its own executive code and user-interface application (keeping the nomenclature the same) for licensed hardware- or software-based Dolby Digital Professional Encoder applications. No changes may be made to the core subroutine code.

The two-channel Dolby Digital encoder hardware sample design circuit using Freescale’s 56XXX DSP is shown in Figure 2.

Figure 2 Two-Channel Dolby Digital Encoder Sample Design Circuit

When configured for two-channel operation, the Dolby Digital encoder subroutine can run on a single DSP56301 operating at 66 MHz (66 MIPS).

The minimum RAM requirement is 64k words. The external memory should be configured as a single, linearly addressed bank (no P/XIY distinction needed). Figure 2 shows this implemented by using two banks of 32k-by-8 devices. The minimum memory requirement accounts for estimated memory needs for the executive code, and so includes all necessary memory.

Application-Specific Requirements
In all applications the licensed encoder may not allow the user to generate a Dolby Digital bitstream in the 1+1 (dual-mono) coding  mode, since it is an illegal mode for ATSC broadcast.

DVD Authoring Applications
The Dolby Digital Encoder for DVD has the following requirements:

•
Timecode per SMPTE 12M shall be formatted as per SMPTE 339M-2000 (as a timestamp data type) and placed onto the AES3 interface as per SMPTE 337M-2000. For file-based outputs, the encoder must be capable of placing timestamp information within the .ac3 file.

•	A batch mode for encoding files which allows users to specify a number of input files to encode sequentially (file-based systems only).

•	A batch mode for changing encoder parameters which allows alterations to the encoder parameters and output file names from file to file (file-based systems only).

•	A regularly updated indicator to verify that the encoder is working; a progress indicator is the recommended method.

Broadcast Applications
The Dolby Digital encoder has specific requirements when used in products licensed for broadcast use, including server-based software encoders.

•	Complete support of external professional metadata In both hardware and software. Required in 5.1-channel applications, highly recommended in two-channel applications.

•	Complete support for Dolby Digital Metadata as defined in ATSC A/52A. (That is, the encoder must generate and provide access to Dolby Digital Metadata.)

•	A mode where a single AES3 input can be made capable of accepting and passing without alteration a pre-compressed Dolby Digital (AC-3) bitstream (as per SMPTE 337M-2000 and SMPTE 340M-2000).

•
An audio encoder bypass mode that will enable the encoder to send a pre-encoded digital stream (such as a Dolby Digital bitstream) to the output. Encoder bypassing is useful for not re-encoding a previously encoded bitstream.

•
A timecode input is optional. If the equipment is designed to work with other systems, such as MPEG multiplexers, that require timecode (or timestamp data as per SMPTE 339M-2000) then the device must be capable of supporting external timecode.

•	A method for audio/video synchronization which is described in detail in the Test Procedure for Professional Dolby Digital Encoders. Test material is included with the deliverable kit.

•
The Dolby Digital system is capable of providing protection against overmodulation distortion when a Dolby Digital stream is decoded and subsequently modulated onto a RF carrier. This feature is provided only for situations when RF remodulation is anticipated, so it is disabled (set to “off”) by default. Other default parameter settings will also be included in the development kit.

Other Applications

If your application is any other than those listed above, please contact Dolby Laboratories at prolicensing@dolby.com to confirm that your application is covered under the license agreement.